EXHIBIT 99.1

For more information, contact:

Tom Miller Chief Financial Officer (818) 444-2325 tmiller@ixiacom.com	Michael Attar Director Investor Relations (818)444-2330 mattar@ixiacom.com
Ixia Files Restated Financial Statements;
Files 2006 Third Quarter 10-Q and is Current with SEC Filings
CALABASAS, CA— February 23, 2007 — Ixia (NASDAQ: XXIA) announced today that it had filed with the Securities and Exchange Commission (the “Commission”) its amended Annual Report on Form 10-K/A for the year ended December 31, 2005 (the “Amended 2005 Form 10-K”), its amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2006 and June 30, 2006, as well as its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Ixia has now completed the restatement of its previously issued Consolidated Financial Statements for the years ended December 31, 2005, 2004 and 2003, its unaudited quarterly financial information for each of the quarters and year-to-date periods in the years ended December 31, 2005 and 2004, and for the first two quarters and related year-to-date period of 2006, and its selected financial data for the years ended December 31, 2002 and 2001. With the filing of the September 30, 2006 10-Q, Ixia is now current in its filings of periodic reports with the Commission.
The restated Consolidated Financial Statements correct certain errors that existed in Ixia’s previously issued Consolidated Financial Statements, principally related to the application of Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”) with respect to the accounting for implied Post-Contract Customer Support (“PCS”)

obligations. While the Company has made certain restatement adjustments that affect revenues, operating results, and deferred revenues for each of the restated periods, the restatement adjustments do not affect the total revenue ultimately to be earned, or the amount or timing of cash to be received, from individual sales transactions. Instead, the restatement adjustments allocate, and then defer, a portion of the total revenue from an individual sales transaction to implied PCS, which is classified as deferred revenue on the balance sheet. This deferred revenue amount is recognized as non-cash revenue subsequent to the period of the sale transaction over the term of the implied PCS. Therefore, while the restatement adjustments impact previously reported revenue, operating results, and deferred revenues for individual prior periods, the restatement adjustments do not affect the Company’s liquidity or overall cash flow for any prior period.
Q3 2006 Results
Total revenues for the third quarter of 2006 were $55.2 million. Third quarter 2006 revenues include a one-time reversal of deferred revenue of $15.5 million. Net income on a Generally Accepted Accounting Principles basis (“GAAP basis”) for the third quarter of 2006 was $8.1 million, or $0.12 per diluted share. As previously reported, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), effective January 1, 2006.
This press release and the financial statements filed today with the Commission contain only GAAP measures. When the Company reports its results for the fourth quarter of 2006, which it expects to do in early March, the results will include certain non-GAAP measures, along with a complete reconciliation to the relevant GAAP measures, consistent with the Company’s normal reporting practices. The Company also expects to hold a conference call with investors at that time to discuss fourth quarter and full year 2006 results.

Impact of Restatement
In addition to the impact of the revenue recognition adjustments discussed above, Ixia has also corrected certain errors that it had previously identified and determined not to be material with respect to its Consolidated Financial Statements for the affected periods and that relate to (i) classification of certain customer support costs as sales and marketing expenses rather than as cost of revenues in its Consolidated Statements of Income, and (ii) presentation of certain deferred tax assets and deferred tax liabilities on a gross basis rather than on a net basis in its Consolidated Balance Sheets. These additional adjustments had no impact on previously reported revenues, income from operations, net income or the related earnings per share amounts.
As part of this restatement, the Company has also revised the presentation of its Consolidated Statements of Income to separately disclose product and service revenues and the associated costs. Product revenues primarily consist of sales of the Company’s hardware and software products. Service revenues primarily consist of previously deferred revenues that are allocated to future periods to reflect the timing of when PCS services, such as technical support and software upgrades, are provided to customers. Service revenues also include separately purchased extended hardware warranties and professional services.
The restated results for the years ended December 31, 2003, December 31, 2004, and December 31, 2005 are disclosed in Note 2 to the Consolidated Financial Statements in the Amended 2005 Form 10-K, and the restated unaudited results for each of the quarters in the years ended December 31, 2004 and December 31, 2005 are disclosed in Note 12 to the Consolidated Financial Statements in the Amended 2005 Form 10-K. In addition, the results for the years ended December 31, 2001 and 2002 as summarized in Part I, Item 6 (Selected Financial Data) in the Amended 2005 Form 10-K have been restated.

The restated results for the quarter ended March 31, 2006 and the quarter and year-to-date period ended June 30, 2006 are disclosed in the respective amended Form 10-Qs filed today.
The following table summarizes the impact of the restatement on previously reported GAAP revenue and diluted earnings per share for the periods indicated below (in millions, except per-share data):

	Y/E 2003	Y/E 2004	Y/E 2005	March 31, 2006	June 30, 2006
Total Revenues (as Reported)	$83.5	$117.0	$159.3	$38.9	$39.9
Product Revenues (as Restated)	72.7	97.2	130.0	30.7	33.9
Service Revenues (as Restated)	7.4	13.5	20.8	6.4	6.6
Total Revenues (as Restated)	80.1	110.7	150.8	37.1	40.5
GAAP Diluted EPS (as Reported)	$0.14	$0.29	$0.49	$0.01	$0.00
GAAP Diluted EPS (as Restated)	0.11	0.23	0.41	(0.00)	0.01

“While we have worked to complete the restatement as quickly as possible, we have remained focused on the needs of our customers,” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “During the second half of 2006, we saw strong demand for our products, as we posted sequential increases in bookings in both Q3 and Q4. As networks and network devices are becoming increasingly complex, we are seeing heightened demand for highly sophisticated testing applications. This is reflected in the strong demand for our 10 Gigabit Ethernet testing products, our IPTV and Triple Play test application, Ixload, and our router and switch test application, IxNetwork. We also continue to build good momentum with carrier customers, in part driven by the roll-out of triple play services.”
“Our progress at some important strategic accounts is also encouraging,” added Mr. Ginsberg. “Our business with Cisco remains healthy, as we believe we are beginning to penetrate some new labs where our competitors have traditionally been strong. In Q3 we received a significant order for test equipment for use by British Telecom in its 21st Century Network initiative and Ixia has been selected as a key IP test system provider for the project, one of the most ambitious next generation network transformations ever undertaken. We believe this win positions Ixia as the test provider of choice as other carriers look to transform their networks to IP in the future.”
As of the end of the third quarter ended on September 30, 2006, Ixia had cash, cash equivalents and investments of approximately $212 million and no debt. As of the end of the fourth quarter ended on December 31, 2006, Ixia had cash, cash equivalents and investments of approximately $220 million and no debt.
Continued Listing on Nasdaq
As previously reported, a Nasdaq Listing Qualifications Panel (the “Nasdaq”) has granted the Company’s request for continued listing of its common stock on The Nasdaq Stock Market, subject to the conditions that:

(a) on or before March 16, 2007, the Company file with the Commission its Form 10-Q for the quarter ended September 30, 2006, as well as any required restatements; and
(b) on or before February 28, 2007, the Company provide the Nasdaq with certain information regarding the completed investigation by the Audit Committee of the Company’s Board of Directors into matters relating to the restatement.
The Company believes that as a result of today’s filings with the Commission, the Company has complied with Nasdaq’s March 16th filing deadline for the Form 10-Q and the required restatements. The Company has also today provided the Nasdaq with the requested information relating to the investigation and will seek confirmation from the Nasdaq that the second requirement for continued listing has been satisfied.
About Ixia
We are a leading provider of performance test systems for IP-based infrastructure and services. Our highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Our test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Our Triple Play test systems address the growing need to test voice, video, and data services and network capability under real-world conditions. Our vision is to be the world’s pre-eminent provider of solutions to enable testing of next generation IP Triple Play networks. Our test systems utilize a wide range of industry-standard interfaces, including Ethernet, SONET, ATM, and wireless connectivity, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818)-871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.
Ixia and the Ixia four petal logo are registered trademarks of Ixia. Other trademarks are the property of their respective owners.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include, in addition to those identified in our Amended 2005 Form 10-K, in our Current Report on Form 8-K and Form 12b-25 Notification of Late Filing filed with the Commission on November 13, 2006, and in our other filings with the Commission, the failure by us to comply with the listing requirements of The Nasdaq Stock Market and our ability to timely comply with the second condition described in this press release for the continued listing of our Common Stock on The Nasdaq Stock Market. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

IXIA
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$70,189	$51,837
Short-term investments in marketable securities	137,184	124,456
Accounts receivable, net of allowance for doubtful accounts of $1,076 and $854 as of September 30, 2006 and December 31, 2005, respectively	37,978	31,565
Inventories	10,564	9,846
Deferred income taxes	10,352	8,588
Prepaid expenses and other current assets	3,347	3,519

Total current assets	269,614	229,811

Investments in marketable securities	4,352	25,392
Property and equipment, net	22,431	19,750
Deferred income taxes	6,807	13,018
Goodwill	16,728	13,468
Intangible assets, net	21,894	20,462
Other assets	479	315

Total assets	$342,305	$322,216

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,773	$2,872
Accrued expenses	15,242	12,399
Deferred revenues	18,009	19,233
Income taxes payable	3,995	4,131

Total current liabilities	40,019	38,635

Deferred revenues and other liabilities	10,801	20,101

Total liabilities	50,820	58,736

Shareholders’ equity:
Common stock, without par value; 200,000 shares authorized, 67,186 and 66,580 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	131,194	126,792
Additional paid-in capital	82,721	68,098
Retained earnings	77,570	68,590

Total shareholders’ equity	291,485	263,480

Total liabilities and shareholders’ equity	$342,305	$322,216

IXIA
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Revenues:
Products	$49,696	$34,491	$114,339	$100,301
Services	5,532	5,401	18,426	15,015

Total revenues	55,228	39,892	132,765	115,316

Costs and operating expenses:(1)
Cost of revenues — products	7,694	6,635	21,783	18,683
Cost of revenues — amortization of purchased technology	1,256	991	3,449	2,876
Cost of revenues — services	629	561	1,723	1,640
Research and development	11,097	7,994	32,720	23,514
Sales and marketing	15,317	9,753	45,163	28,245
General and administrative	5,824	4,421	16,627	11,940
Amortization of intangible assets	464	316	1,287	944

Total costs and operating expenses	42,281	30,671	122,752	87,842

Income from operations	12,947	9,221	10,013	27,474
Interest and other, net	2,431	1,361	6,741	3,486

Income before income taxes	15,378	10,582	16,754	30,960
Income tax expense	7,278	2,602	7,774	6,119

Net income	$8,100	$7,980	$8,980	$24,841

Earnings per share:
Basic	$0.12	$0.12	$0.13	$0.38
Diluted	$0.12	$0.11	$0.13	$0.36

Weighted average number of common and common equivalent shares outstanding:
Basic	67,129	66,015	66,907	64,753
Diluted	68,636	69,923	68,804	69,281

(1) Stock-based compensation included in:
Cost of revenues — products	$144	$—	$452	$—
Cost of revenues — services	55	—	172	—
Research and development	1,695	—	5,130	—
Sales and marketing	2,126	—	6,154	—
General and administrative	869	—	2,346	—

IXIA
Exhibit A
Summary of Adjustments to Deferred Revenue
The following table summarizes the changes to deferred revenue for the periods indicated below (in millions):

	Y/E 2003	Y/E 2004	Y/E 2005	31-Mar-06	30-Jun-06
Deferred Revenues (as Reported)	$5.4	$7.0	$8.9	$8.9	$9.8
Prior Cumulative Restatement Adjustments	12.3	15.7	22.0	30.4	32.3
Restatement Deferrals during Period	9.4	12.6	17.8	4.6	5.1
Implied PCS Recognized during Period	(5.8)	(6.3)	(8.3)	(2.5)	(2.6)
Implied PCS Reversals during Period	(0.2)	—	(1.1)	(0.2)	(3.1)
Ending Net Restatement Adjustments	15.7	22.0	30.4	32.3	31.7
Deferred Revenues (as Restated)	21.1	29.0	39.3	41.2	41.5